UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AVANTOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AVANTOR, INC.

Building One, Ste. 200

100 Matsonford Road

Radnor, Pennsylvania 19087

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2020

This proxy statement supplement, dated April 24, 2020 (the “Supplement”), supplements the proxy statement dated April 8, 2020 (the “Proxy Statement”), relating to the proxies being solicited by the Board of Directors (the “Board”) of Avantor, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders to be conducted virtually via live audio webcast on May 7, 2020, at 11:00 a.m., eastern daylight time, and any adjournment or postponement of that meeting (the “Annual Meeting”).

The primary purpose of this Supplement is to provide subsequent information relating to the recent addition of a new member of the Board. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent the information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

ELECTION OF DIRECTORS

New Member of the Board of Directors

On April 22, 2020, the Board, upon the recommendation of its Nominating and Governance Committee, appointed Michael Severino as a Class II director with an initial term expiring at the Company’s 2021 Annual Meeting of Stockholders. The appointment of Dr. Severino as an independent director fills a vacant board seat.

The Class I director nominees named in the Proxy Statement – Juan Andres, Andre Moura and Jonathan Peacock – will continue to stand for re-election at the Annual Meeting.

Dr. Severino, age 54, is the Vice Chairman and President of AbbVie Inc., a research-driven biopharmaceutical company which produces innovative medicines targeting life-threatening illnesses and chronic conditions, a position he has held since 2018. From 2014 to 2018, Dr. Severino served as AbbVie’s Executive Vice President, Research & Development, and its Chief Scientific Officer. Prior to 2014, Dr. Severino spent 10 years at Amgen, Inc., a global biopharmaceutical company, serving in a variety of leadership positions, including Senior Vice President Global Development, and Chief Medical Officer. Dr. Severino serves on the board of directors for the Field Museum in Chicago, Illinois. Dr. Severino holds a B.S. in biochemistry from the University of Maryland, a M.D. from Johns Hopkins University and completed his residency and fellowship training at the Massachusetts General Hospital and Harvard Medical School.

Dr. Severino’s extensive senior leadership experience within the life sciences industry, along with his independence, make him a valuable member of our Board.

Director Independence and Independence Determinations

The Board has affirmatively determined that Dr. Severino is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and the NYSE listing standards for general independence.

VOTING MATTERS

If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change or revoke your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies returned before the Annual Meeting will be voted in accordance with the Board’s recommendations as set forth in the Proxy Statement. Important information regarding how to vote your shares and revoke or change proxies already submitted is available in the Proxy Statement under the caption “Questions and Answers about the Meeting and Voting.”

The Board of Directors unanimously recommends a vote “FOR” ITEM 1, the election of each of Juan Andres, Andre Moura and Jonathan Peacock to the Board for a two -year term expiring in 2022.

By Order of the Board of Directors

Justin Miller

Executive Vice President, General Counsel and Secretary

April 24, 2020